EXHIBIT 99

SP Plus Corporation Announces Second Quarter 2014 Results

Second Quarter Results Show Strong Rebound From Q1 Weather Impact; Post-Merger Integration Remains on Track

CHICAGO, Aug. 6, 2014 (GLOBE NEWSWIRE) -- SP Plus Corporation (Nasdaq:SP), a leading national provider of parking, ground transportation and related products and services to commercial, institutional and municipal clients throughout North America, today announced its second quarter 2014 results.

Financial Summary

In millions except per share	Three Months Ended June 30, 2014		Three Months Ended June 30, 2013
	Reported	Adjusted (4)	Reported	Adjusted (4)
Gross profit (1)	$47.9	$48.7	$46.0	$46.0
General and administrative expenses (1)	$25.0	$24.5	$26.9	$23.8
Net income attributable to SP Plus (1),(2)	$5.3	$6.1	$3.4	$5.2
Earnings per share (EPS) (1),(2)	$0.24	$0.27	$0.15	$0.24
EBITDA (1),(4)	$22.0	$23.4	$18.4	$21.5
Free cash flow (3),(4)	$26.6	$27.1	$10.3	$10.3

In millions except per share	Six Months Ended June 30, 2014		Six Months Ended June 30, 2013
	Reported	Adjusted (4)	Reported	Adjusted (4)
Gross profit (1)	$83.2	$84.1	$86.4	$86.4
General and administrative expenses (1)	$51.1	$49.0	$54.8	$47.5
Net income attributable to SP Plus (1),(2)	$9.6	$5.0	$3.2	$7.4
Earnings per share (EPS) (1),(2)	$0.43	$0.22	$0.14	$0.33
EBITDA (1),(4)	$30.7	$33.7	$30.2	$37.5
Free cash flow (3),(4)	$12.8	$14.3	($3.1)	($3.1)

(1)Adjusted to eliminate merger and integration related costs, including severance payments, professional fees, divestiture-related costs and amortization of restricted stock units granted in connection with the October 2012 merger, as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases that have been recognized as expenses in the Company's results of operations for the three and six month periods ended June 30, 2014 and 2013.

(2)Adjusted net income attributable to SP Plus and Adjusted EPS for the six months ended June 30, 2014 adjusted to eliminate the income tax benefit from the reversal of a valuation allowance for deferred tax assets recognized in the first quarter of 2014.

(3)Adjusted free cash flow excludes cash used for non-routine structural and other repairs at legacy Central Parking lease locations.

(4)Refer to accompanying financial tables for a reconciliation of these non-GAAP financial measures.

James A. Wilhelm, Chief Executive Officer, stated, "Following the adverse weather conditions at the start of the year, our focus has been to manage the factors within our control to drive operating results. We are very pleased with our second quarter performance, which saw underlying gross profit grow by 8% compared to last year's second quarter. Our underlying gross profit for the year to date is now up 3% despite the winter weather's impact. Moreover, our strong second quarter performance, coupled with a substantial reduction in accounts receivable, generated significantly improved free cash flow for the quarter.

Mr. Wilhelm concluded, "Our phased integration continues to make great progress and remains on track. We look forward to all locations working on a common operating platform by the end of this year."

Second Quarter Operating Results

Gross profit in the second quarter of 2014 was $47.9 million, compared to $46.0 million in the second quarter of 2013, an increase of 4%. This increase reflects second quarter 2014 gross profit improvement in the underlying business of $3.8 million, or 8%, as compared to the 2013 second quarter, partially offset by a year-over-year decrease of $1.1 million in the net accretion on acquired lease contract rights.

Second quarter 2014 general and administrative (G&A) expenses decreased 7% to $25.0 million, including $0.5 million of merger and integration related costs, as compared to $26.9 million in the second quarter of 2013, which included $3.1 million of merger and integration related costs. Adjusted to eliminate these merger and integration related costs, second quarter 2014 G&A expenses were $24.5 million, relatively unchanged from the first quarter of 2014, compared to $23.8 million for the second quarter of 2013, an increase of 3% due primarily to changes in compensation and benefit costs.

Net income attributable to SP Plus for the second quarter of 2014 was $5.3 million as compared to $3.4 million for the second quarter of 2013. Excluding merger and integration related costs and costs incurred for non-routine structural and other repairs, second quarter 2014 adjusted earnings per share increased $0.03 per share as compared to the 2013 second quarter. The net accretion on acquired lease contract rights had a negligible effect on second quarter 2014 adjusted earnings per share, whereas the 2013 second quarter adjusted earnings per share benefitted $0.03 per share from the net accretion on acquired lease contract rights.

The Company generated free cash flow of $26.6 million for the second quarter of 2014, which included $0.4 million of cash used for non-routine structural and other repairs, as compared with $10.3 million for the second quarter of 2013, which did not include any cash used for non-routine structural and other repairs. The 2014 second quarter's free cash flow generation benefitted primarily from the Company's solid underlying business performance as well as a reduction in outstanding receivables.

Recent Developments

Noteworthy contract and new business activity during the second quarter included the following:

Standard Parking was awarded a new multi-year contract to manage 730 parking spaces at Honolulu's Aloha Tower Marketplace, a landmark property located in Honolulu's central business district on Honolulu Harbor.

The Pontiac Downtown Business Association, in Pontiac, MI, awarded SP+ Municipal Services management of its on-street parking operations. Under the terms of the new multi-year deal, SP+ will install new pay stations and single-space meters in the city's central business district.

The PGA Tour awarded SP+ GAMEDAY a parking management renewal contract for THE PLAYERS Championship Tournament. During the seven day event held in May, SP+ GAMEDAY managed parking operations for over 50,000 automobiles, and customers purchased more than 15,000 pre-paid parking passes using the Company's proprietary Click and Park® technology. This represents the third consecutive year that the PGA Tour selected SP+ GAMEDAY for this event.

SP+ GAMEDAY has been awarded a transport consulting contract by the Qatar 2022 Supreme Committee relating to the ground transportation operations for the 2022 FIFA World Cup matches to be held in Doha. The contract includes analysis of the public transport system in conjunction with the development of tournament transport requirements.

USA Parking System was awarded a new multi-year contract to manage the parking and valet operation at the Ritz-Carlton Rancho Mirage in Palm Springs, CA. This premier resort property, with its 244 guest rooms, represents the 20th Ritz-Carlton property in the USA Parking System operations portfolio. Operations commenced mid-May.

The Caribe Hilton in San Juan, Puerto Rico, a recipient of the AAA Four Diamond Award, selected USA Parking System to operate and manage the resort's 520 off-street parking spaces.  The Company commenced its duties under the multi-year parking and valet contract in May.

Year-to-Date Operating Results

Gross profit in the first half of 2014 was $83.2 million, compared to $86.4 million in the first half of 2013, a decrease of $3.2 million.  A $2.2 million year-over-year decrease in the net accretion on acquired lease contract rights and the non-recurrence of a $2.7 million gain from the 2013 sale of a long-term contract right contributed to the overall year-over-year decrease. The Company's underlying year-to-date gross profit increased by $2.7 million, or 3%, which includes the first quarter's estimated $2.6 million net negative impact from the severe winter weather.

G&A expenses for the first half of 2014 were $51.1 million, including $2.0 million of merger and integration related costs, as compared to $54.8 million in the first half of 2013, which included $7.3 million of merger and integration related costs.  Adjusted to eliminate these merger and integration related costs, first half 2014 G&A expenses were $49.0 million as compared to $47.5 million for the first half of 2013, an increase of 3% due primarily to changes in compensation and benefit costs.

2014 Full-Year Outlook

Based on the year-to-date results, the Company continues to expect adjusted earnings per share to be at the lower end of the range of $0.77 to $0.87, which excludes expected full-year 2014 merger and integration related costs of $4.5 million, or $0.12 per share, as well as the one-time tax benefit from the first quarter 2014 reversal of a valuation allowance for deferred tax assets of $0.28 per share.

In addition, the Company has expensed $0.9 million in 2014 to date for non-routine structural and other repairs at legacy Central Parking leased properties, and expects to incur additional amounts for such purposes throughout the remainder of 2014. These expenditures will impact 2014 earnings per share and free cash flow. All 2014 guidance continues to exclude these items.

The Company still expects to generate free cash flow of $35 to $40 million for the full-year 2014, excluding the impact of cash used for non-routine structural and other repairs.

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on August 7, 2014, and will be available live and in replay to all analysts and investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at http://ir.spplus.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the SP Plus website and can be accessed for 30 days after the call.

About SP+

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its Standard Parking and Central Parking brands operate approximately 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports over 34 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit www.spplus.com.

You should not construe the information on that website to be a part of this release. SP Plus Corporation's annual reports filed on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2014 Full-Year Outlook," the statement regarding expectations for integration of Central Parking locations and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "intend," "may," "plan," "guidance," "will," "are to be" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; losses, or renewals on less favorable terms, of management contracts and leases, and costs of non-routine structural and other repairs incurred by the Company under certain lease contracts; adverse litigation judgments or settlements;  unanticipated Central Parking merger and integration expenses; intense competition; the impact of public and private regulations; changes in general economic and business conditions or demographic trends; financial difficulties or bankruptcy of major clients; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, and natural disasters; information technology breakdown, invasion, destruction or interruption; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including gross profit excluding costs incurred related to non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted gross profit), general and administrative expenses excluding merger and integration related costs (also referred to as adjusted G&A), net income attributable to SP Plus excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and eliminating the reversal of a valuation allowance for deferred tax assets (also referred to as adjusted net income attributable to SP Plus), net income per share excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and eliminating the reversal of a valuation allowance for deferred tax assets (also referred to as adjusted EPS), EBITDA and EBITDA excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted EBITDA), and free cash flow and free cash flow excluding cash used for non-routine structural and other repairs at legacy Central Parking leases (also referred to as adjusted free cash flow). Adjusted gross profit has been further adjusted to exclude for the net accretion on acquired lease contract rights and net asset sales to get to underlying gross profit.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process.The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Adjusted gross profit, underlying gross profit, adjusted G&A, adjusted net income attributable to SP Plus, adjusted EPS, EBITDA and adjusted EBITDA, and free cash flow and adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of the Company's operating performance or liquidity than, gross profit, G&A, net income, EPS or net cash provided by operating activities, as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Adjusted gross profit and adjusted G&A are non-GAAP financial measures of gross profit and G&A expenses, respectively, excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improve comparability of financial results. Adjusted net income attributable to SP Plus and adjusted EPS (including in the Company guidance for 2014) are non-GAAP financial measures of net income attributable to SP Plus and EPS excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases and eliminating the reversal of a valuation allowance for deferred tax assets. The Company believes its presentation of these financial measures improves comparability of financial results.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization. Adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs as well as costs incurred related to non-routine structural and other repairs at legacy Central Parking leases.

The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. Adjusted free cash flow also excludes the cash used for non-routine structural and other repairs at legacy Central Parking leases. The Company believes that the presentation of free cash flow and adjusted free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentations of free cash flow and adjusted free cash flow have material limitations. The Company's free cash flow and adjusted free cash flow do not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow and adjusted free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

SP PLUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share and per share data)

	June 30,	December 31,
	2014	2013
	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$ 23,551	$ 23,158
Notes and accounts receivable, net	116,510	115,126
Prepaid expenses and other	10,816	20,645
Deferred taxes	10,317	10,317
Total current assets	161,194	169,246
Leasehold improvements, equipment, land and construction in progress, net	46,200	44,885
Other assets:
Advances and deposits	5,306	7,149
Intangible assets, net	98,625	106,222
Favorable acquired lease contracts, net	53,899	60,034
Other assets, net	25,204	24,574
Cost of contracts, net	11,009	10,762
Goodwill	439,488	439,503
	633,531	648,244
Total assets	$ 840,925	$ 862,375
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 110,775	$ 115,493
Accrued and other current liabilities	98,350	102,350
Current portion of obligations under senior credit facility and other long-term debt obligations	28,551	24,632
Total current liabilities	237,676	242,475
Deferred taxes	10,314	17,348
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	247,924	263,457
Other long-term debt obligations	717	577
	248,641	264,034
Unfavorable lease contracts, net	67,194	74,130
Other long-term liabilities	62,113	60,677
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of June 30, 2014 and December 31, 2013; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of June 30, 2014 and December 31, 2013; 21,996,678 and 21,977,311 shares issued and outstanding as of June 30, 2014 and December 31, 2013, respectively	22	22
Additional paid-in capital	242,519	240,665
Accumulated other comprehensive income (loss)	(75)	118
Accumulated deficit	(28,069)	(37,679)
Total SP Plus Corporation stockholders' equity	214,397	203,126
Noncontrolling interest	590	585
Total equity	214,987	203,711
Total liabilities and stockholders' equity	$ 840,925	$ 862,375

SP PLUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except for share and per share data, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013

Parking services revenue:
Lease contracts	$ 124,958	$ 123,232	$ 241,593	$ 244,317
Management contracts	84,931	88,659	174,886	178,754
	209,889	211,891	416,479	423,071
Reimbursed management contract revenue	164,539	158,402	333,717	317,879
Total revenue	374,428	370,293	750,196	740,950
Cost of parking services:
Lease contracts	111,979	112,014	224,063	224,132
Management contracts	50,016	53,833	109,230	112,570
	161,995	165,847	333,293	336,702
Reimbursed management contract expense	164,539	158,402	333,717	317,879
Total cost of parking services	326,534	324,249	667,010	654,581
Gross profit:
Lease contracts	12,979	11,218	17,530	20,185
Management contracts	34,915	34,826	65,656	66,184
Total gross profit	47,894	46,044	83,186	86,369
General and administrative expenses	24,996	26,868	51,062	54,816
Depreciation and amortization	7,730	8,252	14,893	15,745
Operating income	15,168	10,924	17,231	15,808
Other expenses (income):
Interest expense	4,811	4,763	9,620	9,603
Interest income	(94)	(128)	(192)	(239)
	4,717	4,635	9,428	9,364
Income before income taxes	10,451	6,289	7,803	6,444
Income tax provision (benefit)	4,254	2,065	(3,184)	1,911
Net income	6,197	4,224	10,987	4,533
Less: Net income attributable to noncontrolling interest	890	780	1,377	1,349
Net income attributable to SP Plus Corporation	$ 5,307	$ 3,444	$ 9,610	$ 3,184
Common stock data:
Net income per share:
Basic	$ 0.24	$ 0.16	$ 0.44	$ 0.15
Diluted	$ 0.24	$ 0.15	$ 0.43	$ 0.14
Weighted average shares outstanding:
Basic	21,991,965	21,889,777	21,984,912	21,880,274
Diluted	22,398,886	22,221,102	22,375,377	22,195,953

SP PLUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands, unaudited)

	Six Months Ended
	June 30, 2014	June 30, 2013

Operating activities:
Net income	$ 10,987	$ 4,533
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	14,885	15,170
Net accretion of acquired lease contracts	(801)	(3,013)
Loss on sale and abandonment of assets	244	590
Amortization of debt issuance costs	674	791
Amortization of original discount on borrowings	705	654
Non-cash stock-based compensation	1,941	2,468
Provisions for losses on accounts receivable	469	149
Excess tax benefit related to vesting of restricted stock units	87	—
Deferred income taxes	(6,804)	(1,052)
Net change in operating assets and liabilities	667	(13,283)
Net cash provided by operating activities	23,054	7,007
Investing activities:
Purchase of leasehold improvements and equipment	(8,149)	(7,906)
Cost of contracts purchased	(662)	(337)
Proceeds from sale of assets	146	52
Capitalized interest	(17)	—
Contingent payments for businesses acquired	(260)	—
Net cash used in investing activities	(8,942)	(8,191)
Financing activities:
Tax benefit from vesting of restricted stock units	(87)	—
Contingent payments for businesses acquired	(141)	(142)
Borrowings from senior credit facility	6,800	6,850
Payments on term loan	(19,190)	(11,250)
Distribution to noncontrolling interest	(1,372)	(1,612)
Borrowing (payments) on other long-term debt obligations	214	(383)
Net cash provided by financing activities	(13,776)	(6,537)
Effect of exchange rate changes on cash and cash equivalents	57	(272)
Increase (decrease) in cash and cash equivalents	393	(7,993)
Cash and cash equivalents at beginning of period	23,158	28,450
Cash and cash equivalents at end of period	$ 23,551	$ 20,457
Supplemental disclosures:
Cash paid (received) during the period for:
Interest	$ 7,168	$ 8,179
Income taxes, net	(3,139)	1,062

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF ADJUSTED AND UNDERLYING GROSS PROFIT, ADJUSTED G&A, ADJUSTED NET INCOME, AND ADJUSTED NET INCOME PER SHARE
(in thousands, except for share and per share data, unaudited)

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Gross profit
Gross profit, as reported	$47,894	$46,044	$83,186	$86,369
Add: Non-routine structural and other repairs	841	--	942	--
Adjusted gross profit	$48,735	$46,044	$84,128	$86,369
Subtract: Net accretion on acquired lease contract rights	(22)	(1,140)	(801)	(3,013)
Subtract: Asset sales, net	--	--	--	(2,700)
Underlying gross profit	$48,713	$44,904	$83,327	$80,656

General and administrative expenses
General and administrative expenses, as reported	$24,996	$26,868	$51,062	$54,816
Subtract: Merger and integration related costs	(537)	(3,093)	(2,042)	(7,317)
Adjusted G&A	$24,459	$23,775	$49,020	$47,499

Net income attributable to SP Plus
Net income attributable to SP Plus, as reported	$5,307	$3,444	$9,610	$3,184
Add: Non-routine structural and other repairs, after tax (1)	488	--	546	--
Add: Merger and integration related costs, after tax (2)	311	1,794	1,184	4,244
Subtract: Reversal of valuation allowance for deferred tax asset	--	--	(6,359)	--
Adjusted net income attributable to SP Plus	$6,106	$5,238	$4,981	$7,428

Net income per share, as reported
Basic	$0.24	$0.16	$0.44	$0.15
Diluted	$0.24	$0.15	$0.43	$0.14

Adjusted net income per share
Basic	$0.28	$0.24	$0.23	$0.34
Diluted	$0.27	$0.24	$0.22	$0.33

Weighted average shares outstanding
Basic	21,991,965	21,889,777	21,984,912	21,880,274
Diluted	22,398,886	22,221,102	22,375,377	22,195,953

(1) Non-routine structural and other repairs	841	--	942	--
Statutory tax rate	42.0%	42.0%	42.0%	42.0%
Non-routine structural and other repairs, after tax	$488	$0	$546	$0
EPS (dilution) due to non-routine structural and other repairs	($0.02)	$0.00	($0.02)	$0.00

(2) Total merger and integration related costs	537	3,093	2,042	7,317
Statutory tax rate	42.0%	42.0%	42.0%	42.0%
Total merger and integration related costs, after tax	$311	$1,794	$1,184	$4,244
EPS (dilution) due to merger and integration related costs	($0.01)	($0.08)	($0.05)	($0.19)

SP PLUS CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(in thousands, unaudited)

	Three months ended		Six months ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net income attributable to SP Plus, as reported	$5,307	$3,444	$9,610	$3,184
Add:
Income tax provision (benefit)	4,254	2,065	(3,184)	1,911
Interest expense, net	4,717	4,635	9,428	9,364
Depreciation and amortization expense	7,730	8,252	14,893	15,745
Earnings before interest, taxes, depreciation and amortization (EBITDA)	$22,008	$18,396	$30,747	$30,204

Add: Non-routine structural and other repairs	841	--	942	--
Add: Merger and integration related costs	537	3,093	2,042	7,317
Adjusted EBITDA	$23,386	$21,489	$33,731	$37,521

SP PLUS CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Operating income	$15,168	$10,924	$17,231	$15,808
Depreciation and amortization	7,730	8,252	14,893	15,745
Non-cash stock-based compensation	1,145	1,426	1,941	2,468
Income tax (paid) received	(1,553)	(785)	3,139	(1,062)
Income attributable to noncontrolling interest	(890)	(780)	(1,377)	(1,349)
Change in operating assets and liabilities	14,003	485	(6,774)	(18,256)
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(5,642)	(5,124)	(9,088)	(8,243)
Operating cash flow	$29,961	$14,398	$19,965	$5,111
Cash interest paid (before payment of debt issuance costs)	(3,312)	(4,078)	(7,168)	(8,179)
Free cash flow (1)	$26,649	$10,320	$12,797	($3,068)
plus: Cash used for non-routine structural and other repairs	421	--	1,472	--
Adjusted free cash flow	$27,070	$10,320	$14,269	($3,068)

(1) Reconciliation of Free Cash Flow to Consolidated Statements of Cash Flow
	Three Months Ended		Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Net cash provided by operating activities	$32,756	$16,523	$23,054	$7,007
Net cash used in investing activities	(5,538)	(5,123)	(8,942)	(8,191)
Distribution to noncontrolling interest	(598)	(943)	(1,372)	(1,612)
Effect of exchange rate changes on cash and cash equivalents	29	(137)	57	(272)
Free cash flow	$26,649	$10,320	$12,797	($3,068)

SP PLUS CORPORATION
LOCATION COUNT

	June 30, 2014	December 31, 2013	June 30, 2013
Managed facilities	3,398	3,393	3,473
Leased facilities	812	850	873
Total facilities	4,210	4,243	4,346
CONTACT: Vance Johnston
         (312) 521-8409
         vjohnston@spplus.com